EXHIBIT 99:  PRESS RELEASE

[LOGO OF CASE CORPORATION]

                 CASE CORPORATION REPORTS SECOND QUARTER RESULTS

     -CASE REPORTS OPERATING EARNINGS OF $83 MILLION AND NET INCOME OF $36
      MILLION (EPS $.46).

     -WORLDWIDE REVENUES OF $1.5 BILLION WERE LOWER DUE TO CONTINUED WEAK
      DEMAND FOR AGRICULTURAL EQUIPMENT.

     -DEALER RECEIVABLES $250 MILLION LOWER THAN PRIOR YEAR DUE TO ONGOING
      SUPPLY CHAIN MANAGEMENT INITIATIVES. ADDITIONAL PRODUCTION CUTS PLANNED FOR SECOND HALF OF 1999.

     -PROPOSED CASE MERGER WITH NEW HOLLAND CONTINUES ON PLAN FOR COMPLETION
      LATER THIS YEAR.

Racine, Wisconsin (July 20, 1999) -- Case Corporation (NYSE:CSE) today reported operating earnings for the second quarter of $83 million and net income of $36 million, or $.46 per share, including expenses associated with the proposed business merger of Case and New Holland N.V. (NYSE:NH). The results were in line with expectations for the quarter despite continued declines in demand for agricultural equipment.

In the prior year period, Case reported operating earnings of $199 million and net income of $126 million, or $1.61 per share.

Second quarter revenues were $1.5 billion, down from $1.7 billion in the second quarter of 1998.

Operating earnings for the second quarter were lower than the prior year due primarily to lower sales volumes, particularly in higher margin, large agricultural equipment, as well as unfavorable economics and exchange rates. These factors offset improvements in the company's manufacturing performance, higher earnings from Case Capital, savings from restructuring actions and higher pricing year-over-year.

For the first six months of 1999, the company recorded a net loss of $(12) million, or $(.20) per share, compared with net income of $195 million, or $2.48 per share, for the same period last year. Revenues for the first six months of 1999 were $2.7 billion, versus $3.1 billion in 1998. Operating earnings were $45 million for the first six months of 1999, compared with $308 million last year.

"Over the last 12 months, we have adjusted production levels proactively in accordance with reduced retail demand. As a result, we have kept inventories at historically low levels for these market conditions, and we are positioned to rebound strongly when the market recovers," said Jean-Pierre Rosso, Case chairman and chief executive officer. "In managing production levels closely, we significantly improved our ability to generate cash in the second quarter, while also maintaining our pricing integrity in the market."

MANAGEMENT ACTIONS

The market for agricultural equipment continues to decline, particularly in North America, as low commodity prices deter farmers from replacing older equipment. Since the second quarter of last year, Case has proactively reduced its production to eliminate high levels of field and company inventories. These steps continued in the second quarter of 1999, as the company decreased production of its agricultural equipment product lines.

Recent crop reports have raised expectations for another strong harvest this year, and exports of farm commodities are expected to remain at low levels. Based upon these factors, Case now expects demand for large-scale, production agricultural equipment in North America to decline by approximately 35 percent in 1999, and, accordingly, the company will further reduce its planned production schedules to match the expected lower retail demand. This revised production plan is expected to negatively impact 1999 earnings by approximately $.50 per share, predominantly in the third quarter.

In addition to actively managing production schedules, Case continued to successfully execute its previously announced restructuring program during the second quarter. The plant in Hugo, Minnesota, that produced horizontal directional drills for Case's construction equipment business was closed early in the quarter. Timed with the introduction of new models, the production of these units was moved to the Case facility in Wichita, Kansas. The Case agricultural implement plant in Hamilton, Ontario, has largely been closed, with final production to be completed by July 31, 1999. Implement product lines have been moved from Hamilton to Case facilities in Goodfield, Illinois, and Fargo, North Dakota. In addition, several lines have been outsourced to third party suppliers. Case continues to be on target in 1999 to realize two-thirds of the annual $95 - $100 million savings expected from this restructuring program.

EQUIPMENT SALES

CONSTRUCTION EQUIPMENT - Worldwide retail unit sales of Case construction equipment in the second quarter declined by 3 percent, compared to the previous year. In North America, gains in retail unit sales of trenchers, wheel loaders, skid steers and telescopic handlers pushed retail sales of Case construction equipment higher during the second quarter. The improvement was partially offset by lower retail sales of loader/backhoes and excavators. In Europe, higher retail sales of excavators were offset by declines in other product categories. Retail sales in Latin America and the Asia Pacific region were also lower as business conditions continued to be difficult.

AGRICULTURAL EQUIPMENT -- Case retail unit sales of agricultural equipment around the world fell by 16 percent in the second quarter. The decline was more pronounced in large-scale, production agricultural equipment where retail sales were 26 percent lower than in the comparable period. The decreases were strongest in North America, which continues to be impacted by low commodity prices and weak exports. In Europe, sales of large row-crop tractors were up significantly. This, combined with higher sales of cotton pickers, helped offset declines in other categories, keeping second quarter retail sales approximately even with a year ago. In Latin America, retail unit sales of Case row-crop tractors were lower, while sales of four-wheel drive tractors and combines improved. And in the Asia Pacific region, retail sales were down, with the exception of small- and mid-sized, row-crop tractors.

MARKET OUTLOOK

The market outlook for Case's agricultural and construction equipment and financial services businesses continues to vary around the world.

Demand for agricultural equipment continued to decline during the second quarter of 1999. This decline is the result of low commodity prices, driven by high grain stock levels and lower exports of farm commodities to Asia and other markets. The decline in exports has particularly affected large-scale, production agriculture farmers. Strong spring plantings and favorable growing conditions have resulted in an improved 1999 harvest outlook. In addition, financing for equipment purchases in emerging markets is expected to remain extremely difficult. As a result of these factors, the company now expects retail sales of higher-margin, production agricultural equipment in North America to decline by approximately 35 percent in 1999, while worldwide sales of agricultural equipment are expected to continue to be approximately 8 to 10 percent lower than the previous year.

The global outlook for the construction equipment market differs by region. In North America, demand is stable due to continued strong housing construction activity and increased infrastructure spending in the United States. Interest rate conditions remain favorable for construction activity. In Europe, the market has improved over previous expectations as stronger market conditions in France and the United Kingdom are expected to keep sales steady with last year, despite declines in Germany and the Africa/Middle East region. In the Asia Pacific region, business conditions have stabilized and the company expects construction equipment sales to rise slightly from low 1998 levels. In Latin America, construction activity continues to be markedly lower as government spending and commercial privatization has slowed due to economic conditions there, principally in Brazil. In total, worldwide construction equipment sales in 1999 are expected to remain unchanged from 1998 levels.

THE INFORMATION INCLUDED IN THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AND INVOLVES RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. THE COMPANY'S OUTLOOK IS PREDOMINANTLY BASED ON ITS INTERPRETATION OF WHAT IT CONSIDERS

KEY ECONOMIC ASSUMPTIONS. CROP PRODUCTION AND COMMODITY PRICES ARE STRONGLY AFFECTED BY WEATHER AND CAN FLUCTUATE SIGNIFICANTLY. HOUSING STARTS AND OTHER CONSTRUCTION ACTIVITY ARE SENSITIVE TO INTEREST RATES AND GOVERNMENT SPENDING. SOME OF THE OTHER SIGNIFICANT FACTORS FOR THE COMPANY INCLUDE GENERAL ECONOMIC AND CAPITAL MARKET CONDITIONS, THE CYCLICAL NATURE OF ITS BUSINESS, FOREIGN CURRENCY MOVEMENTS, THE COMPANY'S AND ITS CUSTOMERS' ACCESS TO CREDIT, POLITICAL UNCERTAINTY AND CIVIL UNREST IN VARIOUS AREAS OF THE WORLD, PRICING, PRODUCT INITIATIVES AND OTHER ACTIONS TAKEN BY COMPETITORS, DISRUPTIONS IN PRODUCTION CAPACITY, EXCESS INVENTORY LEVELS, THE EFFECT OF CHANGES IN LAWS AND REGULATION (INCLUDING GOVERNMENT SUBSIDIES AND INTERNATIONAL TRADE REGULATIONS), THE EFFECT OF CONVERSION TO THE EURO, TECHNOLOGICAL DIFFICULTIES (INCLUDING YEAR 2000), CHANGES IN ENVIRONMENTAL LAWS, AND EMPLOYEE AND LABOR RELATIONS. FURTHER INFORMATION CONCERNING FACTORS THAT COULD SIGNIFICANTLY IMPACT EXPECTED RESULTS IS INCLUDED IN THE FOLLOWING SECTIONS OF THE COMPANY'S FORM 10-K ANNUAL REPORT FOR 1998, AS FILED AND AMENDED WITH THE SECURITIES AND EXCHANGE COMMISSION:
BUSINESS - EMPLOYEES, BUSINESS - ENVIRONMENTAL MATTERS, BUSINESS - SIGNIFICANT INTERNATIONAL OPERATIONS, BUSINESS - SEASONALITY AND PRODUCTION SCHEDULES, BUSINESS - COMPETITION, LEGAL PROCEEDINGS, AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Case corporation is a leading worldwide designer, manufacturer and distributor of agricultural and construction equipment, and offers a broad array of financial products and services. Headquartered in Racine, Wisconsin, Case had 1998 revenues of $6.1 billion and sells its products in 150 countries through a network of approximately 4,900 independent dealers.

THE FOLLOWING IS ISSUED IN CONJUNCTION WITH CASE CORPORATION'S 1999 SECOND QUARTER RESULTS:

FOR MORE INFORMATION, CONTACT:
SANDRA J. LASCH

(414) 636-6473

FOR IMMEDIATE RELEASE

                  CASE CAPITAL NET INCOME INCREASES 17 PERCENT

       -Managed portfolio grows to a record $7.4 billion

       -Net income up 17 percent to $21 million

       -Diversified financing business increases significantly

Lincolnshire, Illinois (July 20, 1999) - Case Capital Corporation today announced net income of $21 million for the second quarter, up 17 percent from $18 million in the comparable period last year. Revenues increased 46 percent over the prior year period to a record $117 million. For the first six months, revenues increased 45 percent over the prior year to $226 million. Net income for the first half was $41 million, an 11 percent increase over the comparable period last year. These improvements in net income are attributed to higher financing income from strong growth in receivables and leases. The increases were partially offset by higher operating expenses, additional provisions for loan losses to support the company's growth initiatives and a higher effective tax rate.

Case Capital's managed portfolio grew to a record $7.4 billion as of June 30, 1999, a 28 percent increase year-over-year. This increase reflects the success of Case Capital's strategy to grow and diversify its business.

"Once again, our strong performance attests to the strength of our business strategy," stated Ted R. French, chairman, Case Capital. "Sustained, profitable portfolio diversification and geographic growth outside of North America continue to demonstrate our ability to execute that strategy successfully."

Case Capital continued to grow its diversified business significantly, offsetting the impact of weak retail demand in the agricultural equipment market. Diversified originations, generated primarily through Soris Financial, were higher than anticipated for the quarter. Sustained geographic growth in Europe and Australia also supported Case Capital's increased profitability during the quarter.

"Given significant declines in our core agricultural market, we're proud to report continued growth in both our portfolio and net income," stated Andrew E. Graves, president, Case Capital.

"The new initiatives we've introduced to grow and diversify our portfolio, including our entry into the commercial vehicle and marine businesses, are designed to ensure sustainable, long-term earnings growth for Case Capital."

Case Capital Corporation, a wholly owned subsidiary of Case Corporation, provides broad-based financial services for the global marketplace. Case Capital serves customers purchasing, leasing and insuring products through Case Credit Corporation, Soris Financial and Case Credit Insurance Agency. Established in 1957, Case Credit markets its products through Case Corporation's established dealer networks in North America, Australia and Europe. Soris offers its products through diverse dealer networks located in North America. Based in Lincolnshire, Illinois, Case Capital manages a $7.4 billion portfolio of receivables and leases.

                                CASE CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                        (MILLIONS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                           CONSOLIDATED            CASE INDUSTRIAL        CASE CAPITAL
                                         THREE MONTHS ENDED      THREE MONTHS ENDED    THREE MONTHS ENDED

                                              JUNE 30,                  JUNE 30,                JUNE 30,
                                         ------------------       -----------------     ------------------
                                         1999         1998        1999        1998        1999        1998
                                         ----         ----        ----        ----        ----        ----
Revenues
     Net sales                            $1,346      $1,646      $1,346      $1,646       $   -        $  -
     Interest income and other               124          88          11           8         117          80
                                          ------      ------      ------      ------       -----        ----
Total                                      1,470       1,734       1,357       1,654         117          80
-------------------------------------------------------------------------------------------------------------
Costs and Expenses
     Cost of goods sold                    1,094       1,274       1,094       1,274
     Selling, general and
       administrative                        163         155         145         143          18          12
     Research, development and
       engineering                            46          57          46          57
     Interest expense                         76          57          33          26          47          31
     Other, net                               28           9          10         (1)          18          10
                                          ------      ------      ------      ------       -----        ----
Total                                      1,407       1,552       1,328       1,499          83          53
-------------------------------------------------------------------------------------------------------------
Income before taxes                           63         182          29         155          34          27
Income tax provision                          27          56          14          47          13           9
-------------------------------------------------------------------------------------------------------------
                                              36         126          15         108          21          18
Equity in income - Case Capital                                       21          18
-------------------------------------------------------------------------------------------------------------
Net income                                $   36      $  126      $   36      $  126       $  21       $  18
                                          ======      ======      ======      ======       =====       =====
Preferred stock dividends                      1           1
                                          ------      ------
Net income to common                      $   35      $  125
                                          ======      ======
-------------------------------------------------------------------------------------------------------------
Earnings per Common Share (EPS):

     Basic EPS                            $ 0.47      $ 1.68
     Diluted EPS                          $ 0.46      $ 1.61


See Notes to Interim Financial Statements.

                                CASE CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                        (MILLIONS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                           CONSOLIDATED              CASE INDUSTRIAL          CASE CAPITAL
                                         SIX MONTHS ENDED           SIX MONTHS ENDED        SIX MONTHS ENDED
                                              JUNE 30,                  JUNE 30,                JUNE 30,

                                         ------------------       -----------------       ------------------
                                         1999         1998        1999        1998        1999        1998
                                         ----         ----        ----        ----        ----        ----
Revenues
     Net sales                            $2,430      $2,943      $2,430      $2,943       $   -        $  -
     Interest income and other               241         172          21          16         226         156
                                          ------      ------      ------      ------       -----        ----
Total                                      2,671       3,115       2,451       2,959         226         156
-------------------------------------------------------------------------------------------------------------
Costs and Expenses

     Cost of goods sold                    2,026       2,293       2,026       2,293
     Selling, general and
       administrative                        337         301         302         280          35          21
     Research, development and
       engineering                            95         109          95         109
     Interest expense                        151         104          65          44          92          60
     Other, net                               58          24          24           6          34          18
                                          ------      ------      ------      ------       -----        ----
Total                                      2,667       2,831       2,512       2,732         161          99
-------------------------------------------------------------------------------------------------------------
Income (loss) before taxes                     4         284        (61)         227          65          57
Income tax provision (benefit)                16          89         (8)          69          24          20
-------------------------------------------------------------------------------------------------------------
                                            (12)         195        (53)         158          41          37
Equity in income - Case Capital                                       41          37
-------------------------------------------------------------------------------------------------------------
Net income (loss)                        $  (12)      $  195     $  (12)      $  195       $  41       $  37
                                          ======      ======      ======      ======       =====       =====
Preferred stock dividends                      3           3
                                          ------      ------
Net income (loss) to common              $  (15)      $  192
                                          ======      ======
-------------------------------------------------------------------------------------------------------------
Earnings (loss) per Common Share (EPS):
     Basic EPS                           $(0.20)      $ 2.59
     Diluted EPS                         $(0.20)      $ 2.48


See Notes to Interim Financial Statements.

                                CASE CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (MILLIONS)
                                   (UNAUDITED)



                                                               CONSOLIDATED           CASE INDUSTRIAL        CASE CAPITAL
                                                                 JUNE 30,                JUNE 30,              JUNE 30,

                                                               -------------          ---------------       ---------------
                                                                1999      1998        1999       1998       1999        1998
                                                                -----    -----        -----      -----      -----       -----
Assets

   Cash and cash equivalents                                  $  120    $  115      $   86     $   94     $   34      $   21
   Accounts, notes receivable and other - net                  4,837     4,352       1,764      2,011      3,053       2,324
   Inventories                                                 1,395     1,363       1,395      1,363
   Property, plant and equipment - net                         1,039     1,021       1,035      1,018          4           3
   Equipment on operating leases - net                           511       351                               511         351
   Investment in Case Capital                                                          506        391
   Goodwill and intangibles                                      343       327         343        327
   Other assets                                                  905       582         598        458        334         143
                                                              ------    ------     -------     ------     ------      ------
Total                                                         $9,150    $8,111      $5,727     $5,662     $3,936      $2,842
                                                               =====    ======      ======     ======     ======      ======
-------------------------------------------------------------------------------------------------------------------------------
Liabilities and Equity

   Current maturities of long-term debt                       $    9    $    5      $    9     $    5     $    -      $    -
   Short-term debt                                             1,487     2,047         739        690        748       1,357
   Accounts payable and other accrued liabilities              1,467     1,470       1,396      1,414         78          58
   Long-term debt                                              3,478     1,679         971        671      2,507       1,008
   Other liabilities                                             605       490         508        462         97          28
                                                              ------    ------      ------     ------     ------      ------
                 Total Liabilities                             7,046     5,691       3,623      3,242      3,430       2,451
   Equity                                                      2,104     2,420       2,104      2,420        506         391
                                                              ------    ------      ------     ------     ------      ------
Total                                                         $9,150    $8,111      $5,727     $5,662     $3,936      $2,842
                                                              ======    ======      ======     ======     ======      ======
-------------------------------------------------------------------------------------------------------------------------------


See Notes to Interim Financial Statements.


                                                 CASE CORPORATION
                                               REVENUES AND NET SALES
                                                   JUNE 30, 1999
                                                    (MILLIONS)

                                                 THREE MONTHS ENDED                  SIX MONTHS ENDED

                                            -----------------------------       --------------------------
                                                                      %                                  %
                                           1999        1998        CHANGE      1999        1998       CHANGE
                                          -------     -------      -------    -------     -------     -------
Revenues:
   Net sales

      Agricultural equipment             $   756     $ 1,016        -26%     $ 1,305     $ 1,799        -27%
      Construction equipment                 590         630         -6%       1,125       1,144         -2%
                                         -------     -------                 -------     -------
         Total net sales                   1,346       1,646        -18%       2,430       2,943        -17%
   Financial services                        117          80         46%         226         156         45%
   Other revenues                              7           8        -13%          15          16         -6%
                                         -------     -------                 -------     -------

   Total revenues                        $ 1,470     $ 1,734        -15%     $ 2,671     $ 3,115        -14%
                                         =======     =======                 =======     =======

Net sales:

   North America                         $   722     $   924        -22%     $ 1,369     $ 1,694        -19%
   Europe*                                   491         557        -12%         821         940        -13%
   Asia Pacific                               73          77         -5%         139         145         -4%
   Latin America                              60          88        -32%         101         164        -38%
                                         -------     -------                 -------     -------

   Total net sales                       $ 1,346     $ 1,646        -18%     $ 2,430     $ 2,943        -17%
                                         =======     =======                 =======     =======


* Includes Africa and Middle East

                                CASE CORPORATION
                      Notes to Interim Financial Statements

(1) The accompanying financial statements reflect the consolidated results of Case Corporation and consolidated subsidiaries ("Case" or "the Company"). The financial information captioned "Case Industrial" in each of the financial statements includes Case's agricultural and construction equipment operations, with the Company's wholly owned retail credit subsidiary ("Case Capital") reflected on the equity basis. The financial information captioned "Case Capital" reflects the consolidation of Case's retail credit subsidiaries. Case Capital provides financing for retail installment sales contracts and leases, commercial lending within the equipment industry, multiple lines of insurance products and offers a private-label credit card. Certain reclassifications have been made to conform the prior year's financial statements to the 1999 presentation.

(2) Case Corporation has three reportable operating segments: agricultural equipment, construction equipment and financial services. Case evaluates segment performance based on operating earnings. The Company defines operating earnings as the income of Case Industrial before interest, taxes, changes in accounting principles and extraordinary items, including the income of Case Capital on an equity basis. A reconciliation of Case Industrial's net income to operating earnings is as follows (in millions):

                                                 Three            Six
                                              Months Ended   Months Ended
                                                June 30,       June 30,
                                                --------       --------
                                             1999    1998   1999    1998
                                             ----    ----   ----    ----
      Net income (loss)                     $ 36     $126   $(12)   $195
      Income tax provision (benefit)          14       47     (8)     69
      Interest expense                        33       26     65      44
                                            ----     ----  -----    ----
       Operating earnings                   $ 83     $199   $ 45    $308
                                            ====     ====   ====    ====


      The following summarizes operating earnings by segment (in millions):

                                                 Three            Six
                                              Months Ended   Months Ended
                                                June 30,       June 30,
                                                -------        -------
                                             1999    1998   1999    1998
                                             ----    ---    ----    ----
      Agricultural equipment                $  (5)   $113   $(104)  $154
      Construction equipment                   67     68      108    117
      Financial services                       21     18      41     37
                                             ----   ----    ----    ---
       Operating earnings                   $  83   $199   $  45   $308
                                            =====   ====   =====   ====


(3) Case Industrial's effective income tax rate of 13% for the first six months of 1999 was lower than the U.S. statutory rate of 35% primarily due to losses in certain foreign jurisdictions for which no immediate tax benefit was recognizable and foreign losses taxed at different rates, partially offset by state tax benefits, research and development tax credits, and reductions in the tax valuation reserves in certain foreign jurisdictions. Case Industrial's effective tax rate of 30% for the first six months of 1998 reflects the recognition of tax benefits from the Company's foreign sales corporation, research and development tax credits, and reductions in the tax valuation reserves in certain foreign jurisdictions, partially offset by state income taxes and foreign income taxed at different rates.

      Case Capital's effective income tax rate of 37% for the first six months of 1999 was slightly higher than the U.S. statutory tax rate primarily due to foreign income taxed at different rates and state income taxes. For the first six months of 1998, Case Capital's effective tax rate of 35% was equal to the U.S. statutory rate.

                                CASE CORPORATION
                     Notes to Interim Financial Statements

(4) Earnings (loss) per common share ("EPS")
              (in millions, except per share data): Three          Six
                                                 Months Ended   Months Ended
                                                   June 30,       June 30,
                                                   -------        -------
                                                1999    1998   1999    1998
                                                ----    ----   ----    ----

              Basic EPS
                Net income (loss) to common $ 35 $125 $ (15) $192 Weighted-average shares
                 outstanding - Basic           73.1     73.9     73.0  73.9
                Basic EPS                      $.47    $1.68   $(.20) $2.59

              Diluted EPS
                Net income (loss)              $ 35     $126   $ (15)  $195
                Weighted-average shares
                 outstanding - Diluted         75.0     78.4     73.0  78.5
                Diluted EPS *                 $ .46    $1.61   $(.20) $2.48

      *Basic and Diluted EPS for the six months ended June 30, 1999 are the same as the securities are antidilutive.

(5) On May 15, 1999, Fiat S.p.A., a company organized under the laws of the Netherlands, and Fiat Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Fiat ("Merger Sub"), entered into an Agreement and Plan of Merger whereby Merger Sub will merge (the "Merger") with and into Case, with Case as the surviving corporation in the Merger (the "Merger Agreement"). At the effective time of the Merger, each share of common stock, par value $0.01 per share, of Case outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $55 in cash. Consummation of the Merger is subject to a number of conditions, including (1) the adoption of the Merger Agreement by the stockholders of Case entitled to vote thereon, (2) the expiration of all required regulatory waiting periods applicable to the Merger, and (3) other customary conditions.

(6) On June 2, 1999, Case called for the redemption of all 1.5 million outstanding shares of its Series A Cumulative Convertible Preferred Stock ("Series A Preferred Stock") on July 6, 1999. The Series A Preferred Stock was issued as part of the capital structure created for Case at the time of its initial public offering in 1994. All holders of Series A Preferred Stock elected to convert each share of preferred stock for 2.2686 shares of Case Common Stock.